Exhibit 5.1

April 29, 2008

Susser Holdings, L.L.C.

Susser Finance Corporation

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

Ladies and Gentlemen:

We have acted as counsel to Susser Holdings, L.L.C. (the “Company”) and Susser Finance Corporation (“Finance Co.” and collectively with the Company, the “Issuers”), and to Susser Holdings Corporation, Applied Petroleum Technologies, Ltd., APT Management Company, LLC, C&G Investments, LLC, Corpus Christi Reimco, LLC, GoPetro Transport LLC, SSP BevCo I LLC, SSP BevCo II LLC, SSP Beverage, LLC, Stripes Acquisition LLC, Stripes Holdings LLC, Stripes LLC, Susser Financial Services LLC, Susser Petroleum Company LLC, T&C Wholesale, Inc., TCFS Holdings, Inc., TND Beverage LLC and Town & Country Food Stores, Inc. (each a “Guarantor” and collectively, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, Registration No.                              (the “Registration Statement”), with respect to $150,000,000 aggregate principal amount of 10 5/8% Senior Notes due 2013 (the “Registered Notes”) of the Issuers to be issued under an Indenture, dated as of December 21, 2005 (as amended and supplemented as of the date hereof, the “Indenture”), by and among the Issuers and The Bank of New York, as trustee (the “Trustee”). The Registered Notes will be unconditionally guaranteed on a senior unsecured basis by each of the Guarantors pursuant to guarantees contained in the Indenture (the “Guarantees”).

The Registered Notes will be offered in exchange for like principal amounts of the Issuers’ outstanding 10 5/8% Senior Notes due 2013 (the “Original Notes”) pursuant to the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of November 13, 2007, by and among the Issuers, the Guarantors, Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC and BMO Capital Markets Corp. The Registration

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Rights Agreement was executed in connection with the private placement of the Original Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Registered Notes and Guarantees set forth in the Indenture, the Registration Rights Agreement and such corporate, limited liability company and partnership records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers. In addition, we have assumed that the Registered Notes will be executed and delivered substantially in the form examined by us.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The execution, delivery and performance of the Registered Notes by each of the Company and Finance Co. has been duly authorized by all necessary limited liability company and corporate action on the part of each of the Company and Finance Co. When executed and delivered by the Company and Finance Co. in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Registered Notes will be validly issued and will constitute the legal, valid and binding obligations of each of the Company and Finance Co., enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The execution, delivery and performance of the Guarantees by each of the Guarantors have been duly authorized by all necessary corporate, limited liability company or partnership action on the part of each of the Guarantors. When executed and delivered by the Guarantors in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authentication and delivery of the

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Registered Notes by the Trustee in accordance with the Indenture), the guarantees will be validly issued and will constitute the legal, valid and binding obligations of each of the Guarantors, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate, limited partnership and limited liability company laws of Delaware and Texas. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP